Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated June 17, 2021, with respect to the combined statements of financial position of GE Capital Aviation Services as of December 31, 2020 and 2019, the related combined statements of earnings, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

October 19, 2021